EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of ASP Isotopes Inc. on Form S-3 to be filed on or about October 14, 2025 of our report dated May 27, 2025, relating to the consolidated financial statements of Renergen Limited (the “Company”), which appear in the Form 8-K filed by ASP Isotopes Inc. on May 27, 2025. Our report contains a material uncertainty explanatory paragraph regarding the Company’s ability to continue as a going concern.  We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ BDO South Africa Inc.

BDO SOUTH AFRICA INCORPORATED
Wanderers Office Park 52 Corlett Drive Illovo, 2196
October 14, 2025